Exhibit 10.30

[Home Depot Letterhead]

February 27, 2014

Mark Holifield

Dear Mark:

I am pleased to confirm The Home Depot, Inc.’s (the “Company”) offer and your acceptance in the position of Executive Vice President - Supply Chain and Product Development reporting directly to me. Your new annual base salary will be $740,000, payable in equal bi-weekly installments. Your next salary review will be held in April of 2015, with salary reviews held annually thereafter.

In addition to your base salary, you will continue to be eligible to participate in the Management Incentive Plan (“MIP”) for officers, which provides an annual incentive target of up to 100% of your base salary. MIP will be paid annually based on achievement of the established financial goals. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

The Home Depot has typically awarded an annual equity grant to Officers in March of each year under the Amended and Restated 2005 Omnibus Stock Incentive Plan (“the Amended and Restated Plan”).  Currently, equity awards for Officers in March 2014 are expected to consist of Performance-based Restricted Stock, Stock Options, and Performance Shares.  Vesting and performance goals for these awards are established annually for each grant.  You will be eligible to receive the same types of equity awards as other Officers in the Company.

Coincident with your acceptance of this letter, at the February 27, 2014 meeting of the Leadership Development and Compensation Committee of the Board of Directors, you will receive a grant under the Amended and Restated Plan of the greatest number of whole shares of restricted common stock of The Home Depot, Inc. resulting from dividing $250,000 by the closing stock price on the grant date, with 50% of the grant vesting in 30 months and the remaining 50% vesting in 60 months. Once these provisions lapse, the shares will be yours, free and clear of restrictions, subject to the applicable terms of the Amended and Restated Plan and your award document. You will also receive a grant of nonqualified stock options under the Amended and Restated Plan equal to the greatest number of whole shares of common stock of The Home Depot, Inc. resulting from dividing $250,000 by the grant date accounting cost of the stock options, with an exercise price equal to the closing stock price on the grant date. Twenty-five percent of the stock options will become exercisable on the second, third, fourth and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of ten years from the grant date, employment termination, or any earlier time provided by your award document.

In addition to the above grants, you will continue to be eligible to participate in The Home Depot, Inc.’s Employee Stock Purchase Plan. The plan affords you the opportunity to purchase The Home Depot, Inc. common stock at a 15% discount through payroll deductions.

You will also continue to be eligible to participate in The Home Depot Deferred Compensation Plan for Officers. This plan affords you the opportunity to defer up to 50% of your base salary and 100% of your MIP payment into the plan.

The terms of the MIP and other benefits set forth herein are subject to future modification or termination at the Company’s discretion. All compensation and benefits are subject to any required tax withholding.

Mark Holifield
February 27, 2014

You agree that you shall not, without the prior express written consent of the Executive Vice President - Human Resources of The Home Depot, Inc., engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company, or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

In the event your employment with the Company is terminated for any reason, you agree not to disclose any proprietary or confidential information of the Company, its parents, subsidiaries, affiliates, or related entities to any future employer or third party or to take any such information, regardless of whether the information is printed, written, or electronic form.

By accepting this offer you acknowledge that you, as an executive and key employee of the Company, have and will be exposed to Company materials which are proprietary and confidential in nature and/or which constitute trade secrets, and, further, that you will receive training in the Company’s various merchandising, operations, financial, and/or other business processes. You further acknowledge that such proprietary and confidential information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. Consequently, you agree that you will not, for a period of 24 months subsequent to your termination of employment from the Company, regardless of the reason for the termination, enter into or maintain an employment, contractual or other business relationship, either directly or indirectly, to provide executive or managerial services of the type conducted, authorized, offered or provided by you for the Company to the following businesses that compete with the Company without the prior written consent of the Executive Vice President - Human Resources of The Home Depot, Inc.: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); Amazon.com; Lumber Liquidators; Menard, Inc.; Floor & Décor; Ace Hardware; True Value Company; and Wal-Mart, and each of the subsidiaries, affiliates, assigns or successors in interest of these competing businesses.

In the event you wish to enter into any relationship or employment prior to the end of the above-referenced 24 month period which may be covered by the above non-compete provision, you agree to request written permission from the Executive Vice President - Human Resources of The Home Depot, Inc. before entering any such relationship or employment. The Company may approve or may not approve of the relationship or employment in its absolute discretion.

You agree that prior to the end of the 36 month period subsequent to your termination, regardless of the reason for the termination, that you will not directly or indirectly solicit or encourage any person who is an employee of the Company, its parents, subsidiaries, affiliates or related entities to terminate his or her relationship with the Company, its parents, subsidiaries, affiliates or related entities or refer any such employee to anyone, without prior written approval from the Executive Vice President - Human Resources of The Home Depot, Inc.

As a condition of this offer and your employment, you must take and pass a drug test. A positive drug test will result in the termination of your employment. Drug testing must be done within 48 hours from receipt of this letter. Enclosed is information regarding your drug test.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate your employment with or without cause at any time. This letter supersedes any prior employment agreement or understandings, written or oral between you and the Company and contains the entire understanding of the Company and you with respect to the subject matter hereof.

Mark Holifield
February 27, 2014

This letter shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive concurrent jurisdiction of the state and federal courts located in Georgia. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. In the event any provision in this letter is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the letter, and the remaining terms of the letter and its enforceability shall remain unaffected.

Mark, we are pleased to extend this offer to you, and we are excited about the opportunities that your leadership will bring to this new role. We have enclosed a copy of this letter for your records. Please sign, date and return the original to us.

Sincerely,

/s/ Craig Menear

Craig Menear
President, U.S. Retail

pc:	Tim Crow
Scott Smith

I accept this offer as Executive Vice President - Supply Chain and Product Development pursuant to the foregoing terms and conditions:

/s/ Mark Holifield	2/27/2014
Mark Holifield	Date Signed